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Exhibit 10.1
MINING LEASE

                                 LEASE AGREEMENT

Nevada Mine Properties II, Inc. (NMP or Lessor) agrees to lease to Pacific Spirit Inc. (Lessee) the unpatented lode mining claims attach as Exhibit "A", located in portions of sections 29, 30, and 31, T 31 N, R 38 E, MDB&M, Pershing County, Nevada (referred to as property), subject to the following conditions:

Recitals:

A.   "Effective Date" means June 7, 2001.

B. "Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

C. WARRANTIES. The Lessor warrants that he is the owner of the lode mining claims more particularly described in Exhibit A and said claims are free from all liens and encumbrances.

D. EXPLORATION AND DEVELOPMENT RIGHTS. Lessor will grant the Property to Lessee for the Lease period with the exclusive right to explore, develop, and mine the Property for gold, silver, and other valuable minerals.

E. PERFORMANCE REQUIREMENTS / ASSUMPTION OF CLAIM MAINTENANCE. Under applicable Federal, State and County laws and regulations, Federal, State, and County annual mining claim maintenance or rental fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2001 to September 1, 2002. Lessee shall timely and properly pay the Federal, State, and County annual mining claim maintenance or rental fees, and shall execute and record or file, as applicable, proof of payment of the Federal, State, and County annual mining maintenance or rental fees and of Lessor's intention to hold the unpatented mining claims which constitute the Property. If Lessee does not terminate this Lease before June 7 or any subsequent Lease Year, Lessee will be obligated either to pay the Federal, State, and Local annual mining claim maintenance or rental fees for the Property due that year or to reimburse Lessor for same.

F. AREA OF INTEREST. Any additional claims located or acquired by the Lessee within one (1) mile from the exterior boundaries of the mining claims described in Exhibit "A" shall become a part of the leased property and shall be subject to the terms of this lease as of the Effective Date.

G. SCHEDULE OF MINIMUM PAYMENTS. The Lessee shall pay to the Lessor minimum payments, which shall be advance payments of the Royalty, of US$5000.00 (five thousand dollars) upon execution of this lease. The Lessee may extend this lease upon payment of the following:

          1. Pay Lessor US$8,000.00 on or before the first anniversary of the execution of this lease.

          2. Pay Lessor US$16,000.00 on or before the second anniversary of the execution of this lease.

          3. Pay Lessor US$24,000.00 on or before the third anniversary of the execution of this lease.

          4. Pay Lessor US$50, 000.00 on or before the fourth anniversary of the execution of this lease.

          5. Each annual payment thereafter shall be US$50,000.00 plus an annual increase or decrease equivalent to the rate of inflation designated by the Consumer's Price Index (CPI) for that year with execution year as base year. Each such payment shall be made on or before the successive anniversary of the execution of this lease.

H. BUYOUT. Buyout price is US$5,000,000 (five million dollars) from which advance royalty payments, made up to the day of the buyout, may be subtracted from the Buyout price. Lessee will pay Lessor a perpetual one-half per cent (0.5%) royalty on Net Smelter Returns (as defined below in Section I. of this document) thereafter.

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I.   DEFINITION OF NET SMELTER RETURNS. During the term of this Agreement,
     Lessee shall pay to Lessor, as a land owner's Production Royalty, a percentage of the Net Smelter Returns (as defined below) from the sale of any Valuable Minerals, Ore, and Product mined and sold from the Property. "Net Smelter Returns" are defined as the gross revenues actually received by the Lessee from the sales of any Valuable Minerals extracted and produced from the Property less the following charges:

     1. All costs to Lessee of weighing, sampling, determining moisture content and packaging such material and of loading and transporting it to the point of sale, including insurance and in-transit security costs.

     2. All smelter costs and all charges and penalties imposed by the smelter, refinery, or purchaser.

     3.   Marketing costs and commissions.

     4. Not withstanding the foregoing, for purposes of determining the royalty payable to Lessor on any gold and/or silver produced from the Property, the price attributed to such gold and/or silver shall be the price per ounce of gold and/or silver on which the royalty is to be paid (as the case may be) as quoted on the London Metals Exchange at the PM fix on the day prior to the date of final settlement from the smelter, refinery or other buyer of the gold and/or silver on which the royalty is to be paid (the "Quoted Price"). For purposes of determining the gross revenues, in the event the Lessee elects not to sell any portion of the gold and/or silver mined from the Property, but instead elects to have the final product of any such gold and/or silver credited to be held for its account with any smelter, refiner, or broker, such gold and/or silver shall be deemed to have been sold at the Quoted Price on the day such gold and/or silver is actually credited to or placed in Lessee's account. The percentage for this Production Royalty shall be four per cent (4%).

     5. Lessor shall be paid the Production Royalty quarterly by certified check by the Lessee.

J. CONDITIONS OF TERMINATION BY LESSOR. This Lease may be terminated at any time by the Lessor subject to the following:

     1. If Lessee fails to meet the above lease payments, Lessor must give written notice to Lessee of such default. After receipt of default, Lessee has 15 days to cure the default.

     2. If Lessee fails to make Federal, State, and County maintenance payments or filing fees at least 15 days prior to due date, Lessee shall notify Lessor of a possible default. After 10 days, if the default is not cured Lessor may initiate payment on the claims. Lessee will be able to cure this default by reimbursing all Federal, State, and County Payments made by the Lessor plus a 20% penalty within 30 days.

K. CONDITIONS OF TERMINATION BY LESSEE. This Lease may be terminated at any time by the Lessee subject to the following:

     1. Lessee must give written notice 30 days prior to relinquishing the leased property.

     2. In the event Lessee desires to terminate the agreement after June1 of any year, Lessee shall be responsible for all Federal, State, and County maintenance and filing fees for the next assessment year regarding the leased property.

     3. Lessee shall deliver to Lessor, in reproducible form, all data generated or obtained for the leased property, whether factual or interpretive as defined in section P.

     4. Lessee shall quitclaim to Lessors all claims located or acquired by Lessee within one (1) mile area of interest described in section F.

L. RECLAMATION, COMPLIANCE WITH THE LAW. All exploration and development work performed by the Lessee during the term of this Agreement shall conform with the applicable laws and regulations of the state in which the Property is situated and of the United States of America. Lessee shall be fully responsible for compliance with all applicable Federal, State, and local reclamation statutes, regulations, and ordinances relating to such work, at Lessee's cost, and Lessee shall indemnify and hold harmless Lessor from any and all claims, assessments, fines, and actions arising from Lessee's failure to perform the foregoing obligations. Lessee's reclamation obligation shall survive termination of the Agreement. Lessor agrees to cooperate with Lessee in Lessee's application for governmental licenses,

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     permits, and approvals, the costs of which shall be borne by Lessee. Lessee shall own all governmental licenses, permits, and approvals.

M. LIENS. Lessee shall keep the property free from any and all liens and encumbrances.

N. TRANSFER, ASSIGNMENT, RIGHT OF FIRST REFUSAL. Either party shall be free to assign its rights under the detailed agreement to an affiliate company. They also shall have the right to transfer all or part of their interest in the Agreement to a third party, but transfers to a third party shall be subject to a right of first refusal by the Lessor. Assignments permitted under this paragraph shall not be effective unless and until the permitted assignee agrees in writing in form and substance acceptable to the remaining party assuming all of the assigning party's obligations under this Lease Agreement. The party assigning interest in this lease shall notify the other party within 15 days of such assignment and all parts of this agreement will remain in effect.

O. LEASE TERM. The term of this lease is for thirty (30) years, renewable for an additional thirty (30) years so long as conditions of the lease are met.

P. DATA AND REPORTS. Upon and after execution of the detailed agreement, Lessor will make available to Lessee all technical data, survey notes or maps, samples, drilling results including drill logs and reports concerning the Property which Lessor possesses, or to which it has access, of which it acquires in the future. Within 60 days after termination of the detailed agreement, Lessee shall return to Lessor all information of a nature similar to that described above and developed by Lessee during the term of the Mining Lease. If requested by Lessor not more than once in any 12 calendar months, Lessee shall submit to Lessor, within 60 days of Lessee's receipt of such request, an annual progress report describing Lessee's work upon the Property, the results of such work, and the amounts expended by Lessee in furtherance thereof to the date of such report.


Q. NOTIFICATION TO LESSOR. All notices and payments from Lessee to Lessor shall be sent to:

                  NEVADA MINE PROPERTIES II, Inc.
                  Attn.  Mr. John Prochnau
                  127 Cheney St.
                  Reno, NV.  89501    USA


     or any other person Lessor shall designate. If Lessor designates an alternative person to receive notices and payment, they shall provide written notice of such to Lessee. All lease payments shall be made in the form of a check payable to Nevada Mine Properties II, Inc.

R.   NOTIFICATION TO LESSEE. All notices from Lessor to Lessee shall be sent to:

                  Pacific Spirit Inc.
                  Attn. Peter Sotola, President
                  11640 - 96 A Avenue
                  Vancouver, BC   V3V 2A1
                  Canada

     or any other person Lessee shall designate. If Lessee designates an alternative person to receive notices, they shall provide written notice of such to Lessor.

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The parties have executed this Lease Agreement effective as of the Effective
Date.

NEVADA MINE PROPERTIES II, INC.

By /s/ George Elispulos

Title Secretary

Personally appeared before me George Elispulos with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who acknowledged that he executed the within instrument for the purposes therein contained.

Witness my hand, at office, this 22nd day of May, 2001.

[SEAL]

/s/ Patrick MacMullen

NOTARY PUBLIC

PACIFIC SPIRIT INC.

By /s/ Peter Sotola

Title President

Personally appeared before me Peter Sotola with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) and who acknowledged that he executed the within instrument for the purpose therein contained.

Witness my hand, at office, this 7th day of June, 2001.

/s/ Lee Seifert

NOTARY PUBLIC
[SEAL]

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                                                    EXHIBIT "A"

CLAIM NAMES                         BLM SERIAL NUMBERS
-----------                         ------------------
DEL ORO #3                                  NMC 556966
DEL ORO #70                                 NMC 398101
DEL ORO #73                                 NMC 398104
NP #127                                     NMC 724576
NP #129                                     NMC 724578
NP #133                                     NMC 724582